Putnam California Tax Exempt Income Fund, March 31, 2011, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		35,876
Class B		   271
Class C		   954

72DD2

Class M		    56
Class Y		   624

73A1

Class A		0.179385
Class B		0.155332
Class C		0.150515

73A2

Class M		0.168348
Class Y		0.187910

74U1

Class A		193,302
Class B		  1,459
Class C		  6,015

74U2

Class M		    311
Class Y		  4,093

74V1

Class A		7.30
Class B		7.29
Class C		7.33

74V2

Class M		7.28
Class Y		7.31

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.